Report of Independent Accountants

To the Board of Directors and Shareholders of the GMO Trust

Re: GMO U.S Sector Fund, GMO Emerging Country Debt Share Fund, GMO Domestic Bond Fund, GMO U.S. Core Fund, GMO Small Cap Growth Fund, GMO Short-Term Income Fund, GMO Tax-Managed U.S. Equities Fund, GMO Tax-Managed Small Companies Fund, GMO Value Fund, GMO Tobacco-Free Core Fund, GMO REIT Fund, GMO Growth Fund, GMO Inflation Indexed Bond Fund, GMO International Equity Allocation Fund, GMO World Equity Allocation Fund, GMO Global Balanced Allocation Fund, GMO Global (U.S.+) Equity Allocation Fund, Pelican Fund, GMO U.S. Bond/Global Alpha A Fund, GMO Currency Hedged International Bond Fund, GMO Intrinsic Value Fund, GMO Small Cap Value Fund, GMO Asia Fund, GMO Tax Managed International Equities Fund, GMO International Intrinsic Value Fund (formerly GMO International Core Fund), GMO Currency Hedged International Equity Fund (formerly GMO Currency Hedged International Core Fund), GMO Foreign Small Companies Fund, GMO Alpha LIBOR Fund, GMO International Bond Fund, GMO Global Bond Fund, GMO Emerging Country Debt Fund, GMO Evolving Countries Fund, GMO Foreign Fund, GMO International Small Companies Fund, GMO Global Hedged Equity Fund, GMO Emerging Markets Fund (individually a "Fund", collectively the "Trust")


In planning and performing our audits of the financial statements of the Trust for the period ended February 28, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.




Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2001.

This report is intended solely for the information and use of the management and Trustees of the Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




April 23, 2001

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